PRICING SUPPLEMENT NO.  70 DATED       Filed Pursuant to
SEPTEMBER 11, 1997 TO PROSPECTUS DATED Rule 424(b)(5)
MARCH 17, 1997, AS SUPPLEMENTED BY     File No. 333-16793
PROSPECTUS SUPPLEMENTS DATED
MARCH 27, 1997

                       CMS ENERGY CORPORATION

 General Term Notes (servicemark of J.W. Korth & Company), Series C
             Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 17, 1997, as supplemented by the Prospectus Supplements dated March 27, 1997.

Aggregate Principal Amount:            $ 313,000.00
Original Issue Date (Settlement Date)  September 16, 1997
Stated Maturity Date:                  September 15, 2000
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         6.625% Per Annum
Interest Payment Dates:                October 15 and monthly
                                       thereafter Commencing
                                       October 15, 1997
Survivor's Option:                     [ X ] Yes  [   ] No
Optional Redemption:                   [   ] Yes  [ X ] No

      Agent                            Principal Amount of Notes
                                        Solicited by Each Agent

Prudential Securities Incorporated     $ 55,000.00
First of Michigan Corporation          $ 71,000.00
Roney & Co.                            $ 72,000.00
J.W. Korth & Company                   $115,000.00
      Total                            $313,000.00

                                         Per Note
                                       Sold by Agents
                                         To Public  Total

Issue Price:                           $1,000.00  $313,000.00
Agent's Discount or Commission:        $    5.00  $  1,565.00
Maximum Dealer's Discount or
  Selling Concession:                  $    8.50  $  2,660.50
Proceeds to the Company:               $  986.50  $308,774.50


CUSIP Number:   12589QTY2